Exhibit 99.1

Contact:	Kenneth R. Meyers, Executive Vice President - Finance - U.S. Cellular (773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President - Corporate Relations - TDS (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

USM TO RESTATE CASH FLOW STATEMENT FOR SEPTEMBER 30, 2004
No impact on revenues, expenses, net income, earnings per share or balance sheet

CHICAGO – Dec. 22, 2004 – United States Cellular Corporation [AMEX:USM] today announced that it will restate its Consolidated Statements of Cash Flows for the nine months ended September 30, 2004. The company’s Consolidated Statements of Operations and Consolidated Balance Sheets will not change. The restatement will reflect only a reclassification between Cash Flows From Financing Activities and Cash Flows From Operating Activities. The restatement will have no effect on U.S. Cellular’s Net increase in cash and cash equivalents.

In the third quarter of 2004, U.S. Cellular repaid certain zero coupon debt at its accreted value of $163.3 million. The entire amount was classified as Repayment of long-term debt under Cash Flows From Financing Activities on the Consolidated Statements of Cash Flows.

In the restated Consolidated Statements of Cash Flows, $68.1 million will be reclassified from Repayment of long-term debt under Cash Flows From Financing Activities to Accreted interest on repayment of long-term debt under Cash Flows From Operating Activities. As a result, Cash Flows From Financing Activities will increase by $68.1 million from $(47.4) million to $20.6 million and Cash Flows From Operating Activities will decrease by $68.1 million from $383.8 million to $315.8 million.

All of the numbers discussed above are rounded.

No other amounts in the company’s financial statements will change.

As a result of the restatement, the previously reported Consolidated Statements of Cash Flows for September 30, 2004 should not be relied upon. The company intends to file an amendment to its Form 10-Q for the period ended September 30, 2004 Form 10-Q as promptly as possible.

As of Sept. 30, U.S. Cellular Corporation, the nation’s seventh largest wireless service carrier, provided wireless service to 4.8 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of the company to start up the operations of the licensed areas involved in the AT&T Wireless transaction completed in August 2003; the ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which the company operates; advances in telecommunications technology; the impact of wireless local number portability; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; changes in the capital markets that could adversely impact the availability, cost and terms of financing; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

U.S. Cellular’s web site is www.uscellular.com